UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 23, 2013

Knoll, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12907	13-3873847
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1235 Water Street, East Greenville, Pennsylvania	18041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 679-7991

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Knoll, Inc. (the “Company”) announced that Craig B. Spray has joined the Company as Senior Vice President and Chief Financial Officer, effective September 23, 2013.  Mr. Spray will report to the Company’s Chief Executive Officer, Andrew B. Cogan.  Mr. Spray, age 45, will succeed Barry L. McCabe, who in April 2013, announced his desire to retire after twenty-two years of service.  Mr. McCabe will remain with the Company as Executive Vice President to assist with a transition for a period ending no later than February 28, 2014.  During this transition period, Mr. McCabe will continue to report to Mr. Cogan.

Mr. Spray served as Executive Vice President and Chief Financial Officer of Masterbrand Cabinets, Inc., the kitchen and bath cabinetry subsidiary of Fortune Brands Home & Security, Inc., from 2009 through September 2013.  Prior to that, Mr. Spray was a Vice President, Finance at Fortune Brands Home and Security (2007-2009) and also served as Senior Director, Strategic Planning at Masterbrand Cabinets (2005-2007).  Mr. Spray also served in various rotations in the Finance Department at Ford Motor Company from 2001 to 2005.

In connection with his employment Mr. Spray entered into a letter agreement with the Company.  Under the agreement, Mr. Spray will receive an annual base salary of $325,000 and will be eligible to participate in the Company’s annual incentive compensation program.  Under the incentive compensation program, Mr. Spray will have a 2013 target bonus opportunity of $325,000, with $200,000 guaranteed for 2013 unless Mr. Spray is terminated for “cause” or voluntarily severs his employment prior to February 15, 2014.  Mr. Spray also is entitled to a lump sum of $75,000 under the Knoll Relocation Program and reimbursement of up to $3,000 per month in temporary living expenses from the date of hire through December 31, 2013.  Subject to the approval of the Company’s Compensation Committee, Mr. Spray will receive 110,000 restricted shares, which will vest in equal annual amounts on the first three anniversaries of the grant date.

If Mr. Spray is terminated by the Company for reasons other than “cause” during the first twelve (12) months of employment, he will receive twelve (12) months base salary as severance.  “Cause” means (i) failure, neglect, or refusal to perform duties, which failure, neglect or refusal is not corrected within thirty (30) days of written notice from the Company of such failure, neglect or refusal; (ii) engaging in conduct that has the effect of injuring the reputation or business of the Company or its affiliates; (iii) continued or repeated absence from the Company, unless such absence is approved or excused; (iv) use of illegal drugs or significant violations of the Company’s policies and procedures, as determined by the Company; (v) conviction for the commission of a misdemeanor involving moral turpitude or a felony or any plea of guilty or “nolo contendere” to the charge of a misdemeanor involving moral turpitude or a felony; (vi) the Company’s reasonable suspicion of the commission of an act of fraud, misappropriation or embezzlement against the Company or any of its affiliates, employees, customers or suppliers; or (vii) conduct substantially disloyal to the Company as determined by the Company.  Any severance payments are conditioned on the execution of a general release.

A copy of the letter agreement between the Company and Mr. Spray is attached to this Current Report on Form 8-K as Exhibit 10.1, and the foregoing description is qualified in its entirety by the text of the letter agreement.  On September 23, 2013, the Company issued a press release announcing the appointment of Mr. Spray.  For additional information regarding Mr. Spray, please see the press release which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 — Letter Agreement between the Company and Craig B. Spray.

Exhibit 99.1 — Press Release, dated September 23, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNOLL, INC.

Dated: September 23, 2013	By:	/s/ Michael A. Pollner
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
10.1	Letter Agreement between the Company and Craig B. Spray.
99.1	Press Release, dated September 23, 2013.